Exhibit 4(b)

         CERTIFICATE OF THE DESIGNATIONS, VOTING POWERS, PREFERENCES AND
         RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS AND
        QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF PREFERRED STOCK OF
                          GUARDIAN INTERNATIONAL, INC.

          The undersigned hereby certify that they are the duly elected and acting President and Secretary of Guardian International, Inc., a Nevada corporation, (the "Company"), and pursuant to Nev. Rev. Stat. ss. 78.1955, DO HEREBY CERTIFY:

         That, pursuant to the authority conferred upon the Board of Directors of the Company (the "Board") by Article FOURTH of the Company's Articles of Incorporation (the "Articles"), the Board by unanimous written consent dated October 21, 1997 adopted the following resolutions:

                  RESOLVED, that the amendments to Article FOURTH of the Articles to be filed with the Nevada Secretary of State on November 24, 1997 to (a) authorize the Company to issue 30,000,000 shares of blank-check preferred stock, par value $.001 per share (the "Preferred Stock"), and (b) increase the number of authorized shares of Class B Nonvoting Common Stock of the Company, par value $.001 per share, from 484,035 shares to 1,000,000 shares are hereby approved; and further

                  RESOLVED, that the Board hereby establishes and authorizes the issuance of a first series of the Preferred Stock and hereby fixes the number of shares to constitute the first series, the annual rate of dividends payable on such shares and the date from which dividends shall commence to accrue, the terms and conditions on which the shares may or shall be converted, as the case may be, and the voting rights and liquidation preferences of such shares, as follows:

                  I.       DESIGNATION AND RANK.

                           The first series of Preferred Stock of the Company is
                  designated "Series A 9 3/4% Convertible Cumulative Preferred Stock, par value $.001 per share" (the "Series A Preferred Stock"), and the number of shares which shall constitute such Series shall be 1,875,000 shares. All shares of Series A Preferred Stock shall rank equally and be identical in all respects. So long as the Series A Preferred Stock is outstanding, unless consented to by the affirmative vote of 2/3 of the holders of the outstanding Series A Preferred Stock, the Company shall not issue additional securities of any kind, including shares of preferred stock of any class, (including without limitation additional shares of Series A Preferred Stock other than Dividend Preferred Shares) series or designation ranking in priority or in parity as to rights and preferences with the Series A Preferred Stock now or hereafter authorized.

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                  II.      DIVIDENDS.

                           The holders of the Series A Preferred Stock, in
                  preference to the holders of Common Stock and any other class or classes of stock of the Company ranking junior in rights and preferences to the Series A Preferred Stock as to payment of dividends and other distributions, shall be entitled to receive, but only out of any funds legally available for the declaration of dividends, cumulative, preferential dividends at the annual rate of 9 3/4%, payable as follows:

                           (a) Series A Preferred Stock dividends (the
                  "Dividends") shall commence to accrue on the shares of Preferred Stock and be cumulative from and after the date of issuance of such shares of Series A Preferred Stock and shall be deemed to accumulate and accrue from day to day thereafter.

                           (b) The Dividends shall be payable to the holders of
                  the Series A Preferred Stock quarterly on the 1st day of January, April, July and November at the Company's option in cash or in additional shares of Series A Preferred Stock ("Dividend Preferred Shares") during the first two years after the date of issuance of such shares of Series A Preferred Stock. Thereafter, Dividends shall be paid quarterly on the 1st day of January, April, July and November in cash. Once issued, any Dividend Preferred Shares shall rank pari passu and have all of the rights and privileges associated with all other shares of the Series A Preferred Stock.

                  III.     REDEMPTION.

                           The Series A Preferred Stock shall not be redeemable
                  by the Company.

                  IV.      VOTING RIGHTS.

                           The holders of Series A Preferred Stock shall be
                  entitled to vote with the Common Stock on all matters required or permitted to be submitted to the stockholders of the Company for their approval, but not as a separate class, except to the extent required by Nevada law, and shall have such other voting rights as specifically provided under Nevada law.

                  V.       SPECIAL VOTING RIGHTS.

                           (a) ELECTION OF DIRECTORS. Notwithstanding the other
                  provisions of this Section V, upon the occurrence of a Default Event

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                  (hereafter defined) and for the duration of the Default Period
                  (hereafter defined) the holders of the Series A Preferred Stock, in addition to any other voting rights they may have herein or by law, shall be entitled to vote (voting as a class by a majority of the outstanding shares thereof) for the election to the Board of Directors of the smallest number of directors necessary to constitute at any given time a majority of the number of members of the Board of Directors, and should such percentage when applied to the number of the members of the Board of Directors result in a number that includes a fraction, then such number shall be increased to the next whole number. In addition, during the Default Period the holders of the Series A Preferred Stock shall be entitled to designate (voting as a class as aforesaid) the number of positions on the Board of Directors, which shall be the smallest number of directors necessary for the nominees of the holders of Series A Preferred Stock to constitute a majority of the full Board. In case the holders of the Series A Preferred Stock become entitled to exercise such special voting rights, they may call a special meeting of stockholders during the Default Period, in the manner provided herein or in the bylaws or otherwise as provided by law, for the purpose of increasing or decreasing the number of positions on the Board of Directors and electing such members to the Board of Directors. In addition, the holders of the Series A Preferred Stock shall have such special voting rights at any annual or regular meeting of stockholders (or any other special meeting not called by the holders of the Series A Preferred Stock) held during the Default Period. In lieu of the foregoing, the holders of the Series A Preferred Stock may take any of such actions by a written consent signed by the holders of at least a majority of the shares of the Series A Preferred Stock outstanding and entitled to vote thereon.

                           (b) REMOVAL; VACANCIES. During the Default Period,
                  each director elected by the holders of the Series A Preferred Stock may be removed only by the vote of the holders of the majority of the outstanding shares of the Series A Preferred Stock, voting separately as a class, at a meeting of the stockholders, or of the holders of shares of the Series A Preferred Stock, called for that purpose. During the Default Period, any vacancy in the office of a director elected by the holders of the Series A Preferred Stock may be filled by a vote of the remaining directors then in office elected by the holders of the Series A Preferred Stock, or, if not so filled, by the holders of the Series A Preferred Stock at any meeting, annual or special, for the election of directors held thereafter. A special meeting of stockholders, or of the holders of shares of the Series A Preferred Stock, may be called for the purpose of filling any such vacancy. In the case of removal of any

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                  such director, the vacancy may be filled at the same meeting at which such removal shall be voted. Holders of the Series A Preferred Stock shall be entitled to notice of each meeting of stockholders at which they shall have any right to vote or notice of which is otherwise required by law. In lieu of the foregoing, the holders of the Series A Preferred Stock may take any of such action by a written consent signed by the holders of at least a majority of the shares of the Series A Preferred Stock outstanding and entitled to vote thereon.

                           (c) EXPIRATION OF RIGHT. Upon termination of the
                  Default Period, the special voting rights of the holders of the Series A Preferred Stock provided hereunder shall be immediately divested, but always subject to the revesting of such right in the holders of the Series A Preferred Stock upon the occurrence of any subsequent Default Event. In the event that such rights of the holders of the Series A Preferred Stock shall cease as provided above, then the directors elected to the Board of Directors by the holders of the Series A Preferred Stock under this Section V shall be automatically removed from office, and their respective positions terminated and the number of positions on the Board of Directors reduced in accordance with such termination, without further action on the part of the holders of the Series A Preferred Stock, the holders of the Common Stock or the Board of Directors.

                           (d) DEFAULT EVENT. For purposes hereof, a "Default
                  Event" occurs on the date that (i) the Company has failed to pay any four quarterly Dividends when due whether consecutive or not and (ii) such Dividends remain unpaid.

                           (e) DEFAULT PERIOD. For purposes hereof, "Default
                  Period" means a period commencing on the date a Default Event occurs and ending upon the payment of the next quarterly Dividend in full and such cumulative Dividends in arrears in full, such that not more than three quarterly Dividends shall be in arrears.

                  VI.      LIQUIDATION.

                           (a) The Series A Preferred Stock shall be preferred
                  upon liquidation over the Common Stock and any other class or classes of stock of the Company ranking junior in rights and preferences to the Series A Preferred Stock upon liquidation. Holders of shares of Series A Preferred Stock shall be entitled to be paid, after full payment is made on any stock ranking prior to the Series A Preferred Stock as to rights and preferences (but before any distribution is made to the holders of the Common Stock and such junior stock) upon the

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                  voluntary or involuntary dissolution, liquidation or winding up of the Company (a "Liquidation").

                           (b) The amount payable on each share of Series A
                  Preferred Stock in the event of Liquidation shall be $2.00 per share.


                           (c) Upon Liquidation, if the net assets of the
                  Company are insufficient to permit the payment in full of the amounts to which the holders of all outstanding shares of Series A Preferred Stock are entitled as provided above, the entire net assets of the Company remaining (after full payment is made on any stock ranking prior to the Series A Preferred Stock as to rights and preferences) shall be distributed among the holders of Series A Preferred Stock in amounts proportionate to the full preferential amounts and holders of shares of preferred stock ranking in parity with the Series A Preferred Stock as to rights and preferences to which they are respectively entitled.

                           (d) For the purpose of this Section VI, the voluntary
                  sale, lease, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all the Company's property or assets to, or its consolidation or merger with, one or more corporations shall not be deemed to be a Liquidation.

                           (e) Notwithstanding the foregoing, in the event that
                  any holder of Series A Preferred Stock converts its Series A Preferred Stock to Common Stock pursuant to Section VII hereof, the right to preferential liquidation rights pursuant to this Section with respect to such converted Shares shall be immediately terminated.

                  VII.     CONVERSION.

                           (a) Subject to the provisions for adjustment
                  hereinafter set forth, each share of Series A Preferred Stock shall be convertible at any time at the option of the holder thereof, upon surrender to the transfer agent for the Series A Preferred Stock or the Company of the certificate or certificates evidencing the shares so to be converted, into one fully paid and nonassessable share of Class A Common Stock of the Company, par value $.001 per share ("Class A Common Stock").

                           (b) Subject to the provisions for adjustment
                  hereinafter set forth, the Series A Preferred Stock must be converted to Class A Common Stock:

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                                    (i) upon a secondary public offering by the
                  Company of at least 2,500,000 shares of Class A Common Stock at not less than $2.00 per share; or

                                    (ii) if, at any time after two years from
                  the date of issuance of the Series A Preferred Stock, the Class A Common Stock trades above $3.00 per share for 20 consecutive trading days.

                           (c) The number of shares of Class A Common Stock into
                  which an issued and outstanding share of Series A Preferred Stock is convertible shall be subject to adjustment from time to time only as follows:

                                  (i) In the event that the Company shall at any
                  time (A) declare a dividend on the Class A Common Stock in shares of its Class A Common Stock, (B) split or subdivide the outstanding Class A Common Stock or (C) combine the outstanding Class A Common Stock into a smaller number of shares, each share of Series A Preferred Stock outstanding at the time of the record date for such dividend or of the effective date of such split, subdivision or combination shall thereafter be convertible into the aggregate number of shares of Class A Common Stock which, if such share of Series A Preferred Stock had been converted immediately prior to such time, the holder of such share would have owned or have been entitled to receive by virtue of such dividend, subdivision or combination. Such adjustment shall be made successively whenever any event listed above shall occur.

                                 (ii) No adjustment in the number of shares of
                  Class A Common Stock issuable upon conversion of a share of Series A Preferred Stock shall be required unless such adjustment would require an increase or decrease in the aggregate number of shares of Class A Common Stock so issuable of at least 100 shares; provided that any adjustments which by reason of this subsection VII(c)(ii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section VII(c) shall be made to the nearest cent, or to the nearest hundredth of a share, as the case may be.

                                (iii) In the event of any capital reorganization
                  of the Company, or of any reclassification of the Common Stock (other than a subdivision or combination of outstanding shares of Class A Common Stock), or in case of the consolidation of the Company with or the merger of the Company with or into any other corporation or of the sale of the properties and assets of the Company as, or

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                  substantially as, an entirety to any other corporation, each share of Series A Preferred Stock shall after such capital reorganization, reclassification of Common Stock, consolidation, merger or sale be convertible upon the terms and conditions specified in this Section VII, for the number of shares of stock or other securities or assets to which a holder of the number of shares of Class A Common Stock into which a share of Series A Preferred Stock is then convertible (at the time of such capital reorganization, reclassification of Class A Common Stock, consolidation, merger or sale) would have been entitled upon such capital reorganization, reclassification of Common Stock, consolidation, merger or sale; and in any such case, if necessary, the provisions set forth in this Section VII with respect to the rights of conversion thereafter of the Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or assets thereafter deliverable on the conversion of the Series A Preferred Stock. The Company shall not effect any such consolidation, merger or sale, unless prior to or simultaneously with the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets or the appropriate corporation or entity shall assume by written instrument, the obligation to deliver to the holder of each share of Series A Preferred Stock the shares of stock, securities or assets to which, in accordance with the foregoing provisions, such holder may be entitled upon conversion of such Series A Preferred Stock and all other obligations of the Company under this Section VII, and effective provisions are made in the Articles or Certificate of Incorporation of such successor or transferee corporation providing for conversion privileges relating to the Series A Preferred Stock equivalent to those set forth in this Section VII.

                                 (iv) If any question at any time arises with
                  respect to the number of shares of Class A Common Stock into which a share of Series A Preferred Stock is convertible following any adjustment pursuant to this Section VII, such question shall be determined by agreement between the holders of a majority of the outstanding shares of Series A Preferred Stock and the Company or, in the absence of such an agreement by an independent investment banking firm or an independent appraiser (in either case the cost of which engagement will be borne by the Company) reasonably acceptable to the Company and the holders of a majority of outstanding shares of Series A Preferred Stock and such determination shall be binding upon the Company and the holders of the Series A Preferred Stock.

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                                  (v) Anything in this Section VII to the
                  contrary notwithstanding, the Company shall be entitled to make such increases in the number of shares of Class A Common Stock issuable upon conversion of shares of Series A Preferred Stock, in addition to those adjustments required by this
                  Section VII, as it in its sole discretion shall determine to be advisable in order that any consolidation or subdivision of the Class A Common Stock, or any issuance wholly for cash of any shares of Class A Common Stock at less than the current market price, or any issuance wholly for cash of shares of Class A Common Stock or securities which by their terms are convertible into or exchangeable for shares of Class A Common Stock, or any issuance of rights, options or warrants referred to hereinabove in this Section VII, hereinafter made by the Company to the holders of its Class A Common Stock shall not be taxable to them.

                                 (vi) Upon any adjustment of the number of the
                  shares of Class A Common Stock issuable upon conversion of shares of Series A Preferred Stock pursuant to this Section VII, the Company shall promptly but in any event within 20 days thereafter, cause to be given to each of the registered holders of the Series A Preferred Stock, at its address appearing on the Register for the Series A Preferred Stock by registered mail, postage prepaid, return receipt requested a certificate signed by its chairman, president or chief financial officer setting forth the number of shares of Class A Common Stock issuable upon conversion of shares of Series A Preferred Stock as so adjusted and describing in reasonable detail the facts accounting for such adjustment and the method of calculation used. Where appropriate, such certificate may be given in advance and included as a part of the notice required to be mailed under the other provisions of this resolution.

                                (vii) The Company will at all times have
                  authorized, and reserve and keep available, free from preemptive rights, for the purpose of enabling it to satisfy any obligation to issue shares of Class A Common Stock upon the conversion of the Series A Preferred Stock, the number of shares of Class A Common Stock deliverable upon conversion of the Series A Preferred Stock.

                               (viii) The Company shall not be required to issue
                  fractional shares of Class A Common Stock upon conversion of the Series A Preferred Stock but shall pay for any such fraction of a share an amount in cash equal to the current market price per share of Class A Common Stock of such share multiplied by such fraction.

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                                 (ix) The Company will pay all taxes
                  attributable to the issuance of shares of Class A Common Stock upon conversion of shares of Series A Preferred Stock; provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue of any shares of Class A Common Stock in a name other than that of the registered holder of the Series A Preferred Stock surrendered for conversion, and the Company shall not be required to issue or deliver such certificate unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                  VIII.    NOTICES TO HOLDERS OF SERIES A PREFERRED STOCK.

                           In the event:

                           (a) of any consolidation or merger to which the
                  Company is a party and for which approval of any stockholders of the Company is required, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any capital reorganization or reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination); or

                           (b) of Liquidation; or

                           (c) that the Company proposes to take any other
                  action which would require an adjustment in the number of shares of Class A Common Stock or other securities or assets issuable upon conversion of shares of Series A Preferred Stock pursuant to Section VII;

                  then the Company shall cause to be given to each of the registered holders of the Series A Preferred Stock at its address appearing on the Register for the Series A Preferred Stock, at least 20 calendar days prior to the applicable record date hereinafter specified, by registered mail, postage prepaid, return receipt requested, a written notice stating
                  (i) the date as of which the holders of record of Common Stock entitled to participate in the event contemplated by clause
                  (c) above are to be determined, or (ii) the date on which any such consolidation, merger, conveyance, transfer or Liquidation is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange

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                  their shares for securities or other property, if any,
                  deliverable upon such reclassification, consolidation, merger, conveyance, transfer or Liquidation. The failure to give the notice required by this Section VIII or any defect therein shall not affect the legality or validity of any distribution, right, warrant, consolidation, merger, conveyance, transfer or Liquidation, or the vote upon any action.



         IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed in its corporate name on this 20th day of October, 1997.


                                     GUARDIAN INTERNATIONAL, INC.


                                     By: /s/ Richard Ginsburg
                                           Richard Ginsburg, President and
                                              Chief Executive Officer


                                     By: /s/ Sheilah Ginsburg
                                           Sheilah Ginsburg, Secretary

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STATE OF FLORIDA                    )
                                    )
COUNTY OF BROWARD                   )


         BEFORE ME, the undersigned authority, personally appeared RICHARD GINSBURG and SHEILAH GINSBURG, to me known to be the President and Chief Executive Officer and Secretary, respectively, of GUARDIAN INTERNATIONAL, INC., a Nevada corporation, who acknowledged before me that they have executed the foregoing Certificate in their respective capacity as officers of the said corporation for the reasons and purpose therein expressed, and that the statements contained in the said Certificate are true and correct.

         Sworn to and subscribed before me at Broward, Florida this 20 day of October, 1997.

                                              /s/ L. Marlene Crossley
                                              L. Marlene Crossley
                                              Notary Public, State of Florida
                                              Commission No. CC570109
                                              My Commission Expires: 08/11/2000

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